                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549



                                   FORM 8-K

                                CURRENT REPORT

    Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934



       Date of Report (Date of earliest event reported):  June 30, 1995




                       APERTUS TECHNOLOGIES INCORPORATED
                       ---------------------------------
            (Exact name of registrant as specified in its charter)


           Minnesota                0-12378                 41-1349953
- --------------------------------------------------------------------------------
  (State or other jurisdiction    (Commission              (IRS employer
        of incorporation)         file number           identification No.)


           7275 Flying Cloud Drive, Eden Prairie, Minnesota   55344
         -------------------------------------------------------------
         (Address of principal executive offices)           (zip code)


  Registrant's telephone number, including area code:       (612) 828-0300
                                                        -----------------------

                                Not Applicable
 -----------------------------------------------------------------------------
         (Former name or former address, if changed since last report)

Item 2.   Acquisition or Disposition of Assets.
          -------------------------------------

          On June 30, 1995, Apertus Technologies Incorporated ("Apertus" or the "Company") acquired BlueLine Software, Inc., a Minnesota corporation ("BlueLine"), pursuant to an Acquisition Agreement (the "Agreement") dated June 26, 1995, among the Company, BlueLine and BlueLine Acquisition Co., a Minnesota corporation and wholly owned subsidiary of the Company ("Acquisition Co."). Pursuant to the terms of the Agreement, Acquisition Co. offered (the "Offer") to purchase Capital Stock, $.01 par value, of BlueLine ("BlueLine Capital Stock"), in exchange for $0.56260 cash and .076943 shares of Common Stock, $.05 par value, of Apertus ("Apertus Common Stock"), for each share of each class and series of BlueLine Capital Stock (the "Merger Consideration"). Pursuant to the Offer, Acquisition Co. received Purchase Agreements signed by a sufficient number of BlueLine shareholders such that Acquisition Co., by virtue of its holdings or conversion of a portion of such BlueLine Capital Stock into BlueLine Common Stock, held over 90% of BlueLine Capital Stock of each class and series, and on June 30, 1995, Acquisition Co. consummated the purchases provided by the Purchase Agreements. Acquisition Co. then caused the merger of itself into BlueLine (the "Merger") by a short-form merger, as permitted by Minnesota law, pursuant to which holders of BlueLine Capital Stock other than Acquisition Co. received the Merger Consideration, and BlueLine became a wholly owned subsidiary of the Company.

          The total amount paid in respect of the Merger was $8.75 million, which included legal and accounting fees of BlueLine, payments to cash out warrants and options, payments that became due because of the Merger and the consideration payable to holders of BlueLine Capital Stock. Of that amount, approximately $4,375,000 was payable in cash and approximately $4,375,000 was payable in Apertus Common Stock, based on the average of the closing price on the five business days ending on June 21, 1995, on which day the proposed transaction was announced to the public (approximately 505,000 shares). Apertus paid the cash portion of the purchase price from existing cash.

          The transaction will be treated as a purchase for accounting purposes. Apertus will reflect a writedown of a substantial portion of the purchase price allocated to purchased research and development in the quarter ended July 2,
1995.   The tangible assets acquired by Apertus in the Merger consist primarily of office furniture which are immaterial.

          BlueLine is a developer of software solutions for enterprise-wide management of client/server computing.

Item 7.   Financial Statements and Exhibits.
          ----------------------------------

          (a)  Financial Statements of Businesses Acquired

               Condensed Consolidated Balance Sheet (Unaudited), March 31, 1995

               Condensed Consolidated  Statements of Operations (Unaudited),
                   Three Months Ended March 31, 1995 and 1994

               Condensed Consolidated Statements of Cash Flows (Unaudited),
                   Three Months Ended March 31, 1995 and 1994

               Notes to Condensed Consolidated Financial Statements (Unaudited),
                   Three Months Ended March 31, 1995 and 1994

               Independent Auditors' Report

               Consolidated Balance Sheets, December 31, 1994 and 1993

               Consolidated  Statements of Operations, Years Ended
                   December 31, 1994, 1993, and 1992

               Consolidated  Statements of Stockholders' Deficit, Years Ended
                   December 31, 1994, 1993, and 1992

               Consolidated Statements of Cash Flows, Years Ended
                   December 31, 1994, 1993, and 1992

               Notes to Consolidated Financial Statements, Years Ended
                   December 31, 1994, 1993, and 1992

          (b)  Pro Forma Financial Information

               Pro Forma Condensed Balance Sheet as of April 2, 1995 (Unaudited)

               Pro Forma Condensed Statement of Operations for the Year
                   Ended April 2, 1995 (Unaudited)

               Notes to Pro Forma Condensed Financial Information

          (c)  Exhibits

               Exhibit No.   Description
               -----------   -----------

                    2 Acquisition Agreement dated June 26, 1995, among Apertus Technologies Incorporated, BlueLine Acquisition Co. and BlueLine Software, Inc., including exhibits thereto.

                   23.2      Consent of Deloitte & Touche LLP.

                         BLUELINE FINANCIAL STATEMENTS

     The consolidated financial statements of Blueline as of December 31, 1994 and 1993 and for each of the three years in the period ended December 31, 1994, included herein, have been audited by Deloitte & Touche LLP, independent certified public accountants, as indicated in their report (which contains an explanatory paragraph concerning BlueLine's ability to continue as a going concern) dated April 6, 1995, except for the third paragraph of Note 3, Notes 4 and 13, as to which the date is June 22, 1995.

     The condensed consolidated financial statements of BlueLine as of March 31, 1995 and for the three months ended March 31, 1995 and 1994, included herein, have not been audited but in the opinion of BlueLine's management contain all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of such financial statements.


BLUELINE SOFTWARE, INC.

CONDENSED CONSOLIDATED BALANCE SHEET (UNAUDITED)
MARCH 31, 1995
- ------------------------------------------------------------------------
ASSETS

CURRENT ASSETS:
 Cash and cash equivalents                                   $     2,028
 Accounts receivable, net                                      1,490,470
 Current portion of installment receivables                    1,489,550
 Prepaid expenses and other                                       89,320
                                                             -----------
      Total current assets                                     3,071,368

INSTALLMENT RECEIVABLES                                        1,281,288

PROPERTY, net                                                    151,301

OTHER ASSETS - purchased and capitalized software, net         2,872,852
                                                             -----------
                                                             $ 7,376,809
                                                             ===========

LIABILITIES AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES:
 Notes payable                                               $ 1,272,066
 Accounts payable                                                236,759
 Accrued expenses                                                767,496
 Deferred maintenance revenue                                  1,382,974
                                                             -----------
      Total current liabilities                                3,659,295

CONVERTIBLE, REDEEMABLE PREFERRED
 SHARES, Series I                                              4,063,352

CONVERTIBLE, REDEEMABLE PREFERRED
 SHARES, Series II                                             2,416,311

STOCKHOLDERS' DEFICIT:
 Capital stock                                                     6,624
 Additional paid-in capital                                      194,169
 Accumulated deficit                                          (2,869,955)
 Accumulated foreign currency translation                        (60,496)
                                                             -----------
                                                              (2,729,658)
 Notes receivable for purchase of stock                          (32,491)
                                                             -----------
      Total stockholders' deficit                             (2,762,149)
                                                             -----------
                                                             $ 7,376,809
                                                             ===========
See notes to condensed consolidated financial statements.

BLUELINE SOFTWARE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
THREE MONTHS ENDED MARCH 31, 1995 AND 1994
- -----------------------------------------------------------------------------------
                                                                1995        1994
REVENUES AND OTHER INCOME:
 Software products                                           $  880,000  $  843,000
 Software maintenance                                           893,000     827,000
 Interest income and other                                       45,000      54,000
                                                             ----------  ----------
      Total revenues and other income                         1,818,000   1,724,000

OPERATING EXPENSES:
 Sales and marketing                                            488,000     547,000
 Development and technical support                              563,000     608,000
 International                                                  341,000     300,000
 General and administrative                                     254,000     237,000
                                                             ----------  ----------
      Total operating expenses                                1,646,000   1,692,000
                                                             ----------  ----------
NET INCOME                                                   $  172,000  $   32,000
                                                             ==========  ==========

NET INCOME APPLICABLE TO
 COMMON STOCKHOLDERS                                         $   15,000  $   32,000
                                                             ==========  ==========
NET INCOME PER COMMON AND COMMON
 EQUIVALENT SHARE (Note 3)                                   $      .02  $      .01
                                                             ==========  ==========

WEIGHTED AVERAGE NUMBER OF COMMON
 AND COMMON EQUIVALENT SHARES
 OUTSTANDING (Note 3)                                        $  960,107  $6,856,310
                                                             ==========  ==========

See notes to condensed consolidated financial statements.


BLUELINE SOFTWARE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
THREE MONTHS ENDED MARCH 31, 1995 AND 1994
- ----------------------------------------------------------------------------------
                                                               1995        1994
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income                                                  $ 172,000   $  32,000
 Adjustments to reconcile net income to net cash provided
   by (used in) operating activities:
  Depreciation and amortization                                112,936     110,000
  Change in current assets and current liabilities:
   (Increase) decrease in:
     Accounts receivable                                       149,193     113,345
     Installment receivables                                   (75,345)     18,799
     Prepaid expenses and other current assets                 (13,258)     31,126
   Increase (decrease) in:
     Accounts payable                                          133,817     (12,042)
     Accrued expenses                                          (42,852)   (135,428)
     Deferred maintenance revenue                             (159,000)    (73,235)
                                                             ---------   ---------
      Net cash provided by operating activities                277,491      84,565
                                                             ---------   ---------

CASH FLOWS FROM INVESTING ACTIVITIES:
 Acquisition of property                                                   (27,155)
 Capitalized software costs                                   (308,326)   (251,635)
                                                             ---------   ---------
      Net cash used in investing activities                   (308,326)   (278,790)

CASH FLOWS FROM FINANCING ACTIVITIES:
 Increase in borrowings under note payable                      86,962     100,003
 Checks written in excess of book balances                     (36,794)
 Issuance of common stock on exercise of common
  stock options                                                    320
                                                             ---------   ---------
      Net cash provided by financing activities                 50,488     100,003

EFFECT OF EXCHANGE RATE CHANGES ON CASH                        (46,616)    (34,540)
                                                             ---------   ---------

DECREASE IN CASH AND CASH EQUIVALENTS                          (26,963)   (128,762)

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD                28,991     146,493
                                                             ---------   ---------

CASH AND CASH EQUIVALENTS AT END OF PERIOD                   $   2,028   $  17,731
                                                             =========   =========

See notes to condensed consolidated financial statements.

BLUELINE SOFTWARE, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
THREE MONTHS ENDED MARCH 31, 1995 AND 1994
- --------------------------------------------------------------------------------

1. INTERIM FINANCIAL INFORMATION

   In the opinion of management, the accompanying unaudited condensed consolidated financial statements contain all necessary adjustments, which are of a normal recurring nature, to present fairly the financial position of BlueLine Software, Inc. (the Company) as of March 31, 1995 and the results of its operations and its cash flows for the three months ended March 31, 1995 and 1994, in conformity with generally accepted accounting principles. The results of operations of any interim period are not necessarily indicative of the results for the year. These unaudited condensed consolidated financial statements have not been audited, reviewed, or compiled by the Company's independent auditors, and they assume no responsibility for such condensed consolidated financial statements.

   These consolidated financial statements should be read in conjunction with the Company's consolidated financial statements and related notes as of and for the year ended December 31, 1994.

2. BASIS OF PRESENTATION

   As reflected in the condensed consolidated financial statements, the Company has incurred negative cash flows of $26,963 and $128,762 for the three months ended March 31, 1995 and 1994, respectively, and at March 31, 1995, had negative working capital of $587,927 and a stockholders' deficit of $2,762,149. In addition, the Company was in violation of its line of credit with a bank and an additional debt agreement as of March 31, 1995. These factors, among others, raise substantial doubt about the Company's ability to continue as a going concern.

   The condensed consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might result if the Company is unable to continue as a going concern.

   Subsequent to March 31, 1995, management of the Company signed an agreement to merge the Company with an unrelated third party (see Note 4). Management believes, if the merger is approved, that the acquiror will provide the funding necessary to allow the Company to continue as a going concern. However, there is no assurance that the merger will be consummated.

3. NET INCOME PER COMMON AND COMMON EQUIVALENT SHARE

   Net income per common and common equivalent share was computed by dividing net income by the weighted average number of common and common equivalent shares outstanding during each period. This amount includes common stock equivalents of 297,707 and 521,278 in the first quarter of fiscal 1995 and 1994, respectively, assumed for the exercise of outstanding warrants and options using the treasury stock method. In addition, the convertible, redeemable preferred shares, Series I and II are considered common stock equivalents for the first quarter of fiscal 1994. Such preferred shares have been excluded for 1995 as their impact is antidilutive.

4. SUBSEQUENT EVENTS

   Additional borrowing - During June 1995, the Company borrowed $75,000 under a promissory note payable to a holder of preferred shares of the Company. Borrowings under the note bear interest at 10%, are due on demand, and are collateralized by all assets of the Company. Repayment of the note payable is subordinate to borrowings under the bank line of credit and other debt outstanding at March 31, 1995.

   Merger - On June 22, 1995, the Board of Directors approved an agreement to merge the Company with an independent third party. Under the terms of the agreement, upon approval by the holders of the Company's common and preferred shares, the Company will become a subsidiary of the third party. After settlement of outstanding options and warrants to purchase shares of the Company's common stock and certain change of control obligations, holders of the Company's common and preferred stock would receive approximately $1.23 per share. The consideration will consist of $.45 per share of cash at closing, $.11 per share of cash held in escrow for indemnification of the acquiror, and $.67 per share in the form of the acquiror's common stock.

INDEPENDENT AUDITORS' REPORT

The Shareholders and Board of Directors
BlueLine Software, Inc.

We have audited the accompanying consolidated balance sheets of BlueLine Software, Inc. and subsidiary (the Company) as of December 31, 1994 and 1993 and the related consolidated statements of operations, stockholders' deficit, and cash flows for each of the three years in the period ended December 31, 1994. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the consolidated financial position of BlueLine Software, Inc. and subsidiary at December 31, 1994 and 1993 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1994, in conformity with generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company is in default of the restrictive provisions of its line of credit with a bank and an additional debt agreement. These matters, in addition to the negative cash flows generated by the Company for the years ended 1994, 1993, and 1992 and the negative working capital and stockholders' deficit of the Company as of December 31, 1994, raise substantial doubt about the Company's ability to continue as a going concern. Management's plans concerning these matters are described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

As discussed in Note 8 to the consolidated financial statements, in 1993 the Company changed its method of accounting for income taxes to conform with Statement of Financial Accounting Standards No. 109.


/s/ Deloitte & Touche LLP

Minneapolis, Minnesota
April 6, 1995, except for the third paragraph of Note 3, Notes 4 and 13, as to which the date is June 22, 1995


BLUELINE SOFTWARE, INC.

CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 1994 AND 1993
- --------------------------------------------------------------------------------
                                                                   1994         1993
ASSETS (NOTE 3)

CURRENT ASSETS:
 Cash and cash equivalents                                      $   28,991    $  146,493
 Accounts receivable - trade, net of allowance for doubtful
  accounts of $42,767 and $106,415, respectively (Note 6)        1,639,663     2,236,938
 Current portion of installment receivables (Note 6)             1,468,098     1,232,615
 Prepaid expenses and other                                         76,062        79,894
                                                                ----------    ----------
     Total current assets                                        3,212,814     3,695,940


INSTALLMENT RECEIVABLES (Note 6)                                 1,227,395     1,399,745


PROPERTY:
 Office fixtures and equipment                                     327,888       341,336
 Computer equipment                                                381,491       340,254
                                                                ----------    ----------
                                                                   709,379       681,590
 Less accumulated depreciation                                     555,142       536,066
                                                                ----------    ----------
     Property - net                                                154,237       145,524


OTHER ASSETS:
 Purchased software, net of accumulated amortization of
  $1,133,520 and $1,020,700, respectively (Note 9)                 191,278       304,098
 Capitalized software development, net of accumulated
  amortization of $476,097 and $149,322, respectively            2,477,510     1,615,473
 Other intangible assets, net of accumulated amortization
  of $63,118 and $42,374, respectively                               5,738        20,580
                                                                ----------    ----------
     Total other assets                                          2,674,526     1,940,151


                                                                ----------    ----------
                                                                $7,268,972    $7,181,360
                                                                ==========    ==========
See notes to consolidated financial statements.

BLUELINE SOFTWARE, INC.

DECEMBER 31, 1994 AND 1993
- --------------------------------------------------------------------------------

                                                                         1994          1993
LIABILITIES AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES:
 Checks written in excess of bank balances                            $    36,794
 Notes payable (Note 3)                                                 1,185,104    $  749,428
 Accounts payable                                                         102,942       121,982
 Accrued expenses                                                         810,348       955,803
 Deferred maintenance revenue                                           1,541,974     1,505,813
                                                                      -----------    ----------
      Total current liabilities                                         3,677,162     3,333,026

CONVERTIBLE, REDEEMABLE PREFERRED SHARES (Note 4) -
 authorized 4,663,352 shares designated as Series I voting
 convertible preferred stock of $.01 par value; issued and
 outstanding 4,063,352 shares (redeemable at and aggregate
 liquidation preference of $4,063,352 at December 31, 1994)             4,063,352     4,063,352
CONVERTIBLE, REDEEMABLE PREFERRED SHARES
 (Note 4) - authorized 1,950,000 shares designated as Series II voting convertible preferred stock of $.01 par value; issued and outstanding 1,610,874 shares (redeemable at and aggregate
 liquidation preference of $2,416,311 at December 31, 1994)             2,416,311     2,416,311

STOCKHOLDERS' DEFICIT (Note 5):
 Capital stock - authorized 8,386,648 shares designated as voting common stock of $.01 par value; issued and outstanding
  662,106 shares and 660,806 shares, respectively                           6,621         6,608
 Additional paid-in capital                                               193,852       192,565
 Accumulated deficit                                                   (3,041,955)   (2,825,799)
 Accumulated foreign currency translation                                 (13,880)       27,788
                                                                      -----------   -----------
                                                                       (2,855,362)   (2,598,838)
 Notes receivable for purchase of stock (Note 5)                          (32,491)      (32,491)
                                                                      -----------   -----------
      Total stockholders' deficit                                      (2,887,853)   (2,631,329)

                                                                      -----------   -----------
                                                                      $ 7,268,972   $ 7,181,360
                                                                      ===========   ===========

See notes to consolidated financial statements.


BLUELINE SOFTWARE, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS
YEARS ENDED DECEMBER 31, 1994, 1993, AND 1992
- --------------------------------------------------------------------------------
                                                1994         1993        1992
REVENUES AND OTHER INCOME (Note 6):
 Software products                           $3,284,968   $4,408,902  $3,678,435
 Software maintenance                         3,320,434    3,568,598   3,205,169
 Interest income                                227,134      236,541     274,692
 Royalty and other                               45,067      202,139      83,219
                                             ----------   ----------  ----------
     Total revenues and other income          6,877,603    8,416,180   7,241,515

OPERATING EXPENSES:
 Sales and marketing                          2,086,886    2,416,319   2,304,624
 Development and technical support            2,239,193    1,986,331   2,091,521
 International                                1,759,915    2,047,483   1,806,747
 General and administrative                   1,007,765    1,167,748     908,057
                                             ----------   ----------  ----------
     Total operating expenses                 7,093,759    7,617,881   7,110,949
                                             ----------   ----------  ----------

NET (LOSS) INCOME                            $ (216,156)  $  798,299  $  130,566
                                             ==========   ==========  ==========
NET (LOSS) INCOME APPLICABLE TO
 COMMON STOCKHOLDERS (Note 1)                $ (216,156)  $  798,299  $ (254,925)
                                             ==========   ==========  ==========

NET (LOSS) INCOME PER COMMON
 AND COMMON EQUIVALENT SHARE (Note 1)        $     (.33)  $      .12  $     (.48)
                                             ==========   ==========  ==========

WEIGHTED AVERAGE NUMBER OF
 COMMON AND COMMON EQUIVALENT
 SHARES OUTSTANDING (Note 1)                    662,006    6,850,447     530,317
                                             ==========   ==========  ==========

See notes to consolidated financial statements.


BLUELINE SOFTWARE, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT
- --------------------------------------------------------------------------------
                                                               COMMON STOCK
                                                            ------------------                               ACCUMULATED
                                                            NUMBER                 ADDITIONAL                  FOREIGN
                                                              OF                    PAID-IN    ACCUMULATED     CURRENCY
                                                            SHARES      AMOUNT      CAPITAL      DEFICIT     TRANSLATION
BALANCE AT DECEMBER 31, 1991                                511,005    $  5,110     $  7,087   $(3,287,906)  $   (12,753)

 Issuance of common stock:
   Acquisition of Phaser Systems (Note 9)                   100,000       1,000      149,000
   For cash on exercise of warrants                          32,000         320       15,680
   For cash on exercise of stock options                      6,076          61        6,015
 Net income                                                                                        130,566
 Change in foreign currency
  translation                                                                                                     16,063
 Issuance of preferred stock Series II
  as a stock dividend on preferred
  stock Series I and II                                                                           (466,758)
                                                            -------    --------     --------   -----------   -----------

BALANCE AT DECEMBER 31, 1992                                649,081       6,491      177,782    (3,624,098)        3,310

 Issuance of common stock for cash:
   On exercise of warrants                                    4,951          50        7,377
   On exercise of stock options                               6,774          67        7,406
 Net income                                                                                        798,299
 Change in foreign currency
  translation                                                                                                     24,478
                                                            -------    --------     --------   -----------   -----------

BALANCE AT DECEMBER 31, 1993                                660,806       6,608      192,565    (2,825,799)       27,788

 Repurchase of common stock                                  (1,400)        (14)      (1,386)
 Issuance of cash stock for cash on
  exercise of stock options                                   2,700          27        2,673
 Net loss                                                                                         (216,156)
 Change in foreign currency
  translation                                                                                                    (41,668)
                                                            -------    --------     --------   -----------   -----------

BALANCE AT DECEMBER 31, 1994                                662,106    $  6,621     $193,852   $(3,041,955)  $   (13,880)
                                                            =======    ========     ========   ===========   ===========

See notes to consolidated financial statements.

BLUELINE SOFTWARE, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 1994, 1993, AND 1992
- --------------------------------------------------------------------------------------------------------------

                                                               1994                1993                1992
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net (loss) income                                        $  (216,156)        $   798,299         $   130,566
  Adjustments to reconcile net (loss) income to net
      cash provided by operating activities:
    Depreciation and amortization                              525,637             443,975             425,128
    Change in current assets and current liabilities
      net of effects from acquisition:
      (Increase) decrease in:
        Accounts receivable                                    597,275            (187,206)           (548,261)
        Installment receivables                                (63,133)           (873,358)           (383,275)
        Prepaid expenses and other current assets                3,832              50,950             (68,044)
      Increase (decrease) in:
        Accounts payable                                       (19,040)             26,333             (12,353)
        Accrued expenses                                      (145,455)            (18,588)            195,356
        Deferred maintenance revenue                            36,161              45,323              79,436
                                                           -----------         -----------         -----------
          Net cash provided by (used in)
            operating activities                               719,121             285,728            (181,447)

CASH FLOWS FROM INVESTING ACTIVITIES:
  Acquisition of property                                      (79,913)            (80,788)            (54,798)
  Capitalized software costs                                (1,188,812)         (1,145,365)           (593,786)
  Decrease (increase) in restricted cash                                           500,000            (500,000)
                                                           -----------         -----------         -----------
          Net cash used in investing activities             (1,268,725)           (726,153)         (1,148,584)

CASH FLOWS FROM FINANCING ACTIVITIES:
  Borrowings under bank line of credit and other debt          435,676             346,928             197,598
  Repayment of notes payable                                                      (150,000)           (150,000)
  Acquisition costs of Phaser Systems, Inc.                                                            (17,550)
  Issuance of common stock on exercise of common stock
    options and warrants                                         2,700              14,900              22,076
  Repurchase of common stock                                    (1,400)
  Checks written in excess of bank balances                     36,794
                                                           -----------         -----------         -----------
          Net cash provided by financing activities            473,770             211,828              52,124

EFFECT OF EXCHANGE RATE CHANGES ON CASH                        (41,668)             26,435              15,600
                                                           -----------         -----------         -----------

DECREASE IN CASH AND CASH EQUIVALENTS                         (117,502)           (202,162)         (1,262,307)

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                 146,493             348,655           1,610,962
                                                           -----------         -----------         -----------

CASH AND CASH EQUIVALENTS AT END OF YEAR                   $    28,991         $   146,493         $   348,655
                                                           ===========         ===========         ===========

See notes to consolidated financial statements.

BLUELINE SOFTWARE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 1994, 1993, AND 1992
- --------------------------------------------------------------------------------

1. BASIS OF PRESENTATION

   As reflected in the consolidated financial statements, BlueLine Software, Inc. (the Company) has incurred negative cash flows of $117,502, $202,162, and $1,262,307 for the years ended December 31, 1994, 1993, and 1992, respectively, and at December 31, 1994, had negative working capital of $464,348 and a stockholders' deficit of $2,887,853. In addition, the Company was in violation of the restrictive provisions of its line of credit with a bank and an additional debt agreement as of December 31, 1994 (see Note 3). These factors, among others, raise substantial doubt about the Company's ability to continue as a going concern.

   The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might result if the Company is unable to continue as a going concern.

   Subsequent to December 31, 1994, management of the Company signed an agreement to merge the Company with an unrelated third party (see Note 13). Management believes, if the merger is approved, that the acquiror will provide the funding necessary to allow the Company to continue as a going concern. However, there is no assurance that the merger will be consummated.


2. BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   Business - The Company is engaged in the development and sale of software for proactive solutions for enterprise-wide management of client/server computing.

   Principles of Consolidation - The consolidated financial statements include the accounts of the Company and its wholly owned foreign subsidiary. All significant intercompany balances and transactions have been eliminated in consolidation.

   Revenue Recognition:

   Software Product Sales - Revenues from software product sales are recorded on acceptance of the product as evidenced by the customer signing the license agreement.

   Software Maintenance - Revenues from maintenance contracts are recognized in connection with the signing of the maintenance contract to the extent of commission expense with the balance deferred and amortized to revenue using the straight-line method over the maintenance period.

   The Company's revenue recognition policies are consistent with Statement of Position 91-1, Software Revenue Recognition.

   Property and Depreciation - Property is stated at cost and is depreciated over the estimated useful lives (three to seven years) of the assets.

   Capitalized Software Development - The Company capitalizes software development costs in accordance with Statement of Financial Accounting Standards No. 86, Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed. Software development costs incurred are capitalized after technological feasibility is established, which is the time a detailed program design is completed.

   The establishment of technological feasibility and the on-going assessment of the recovery of capitalized software costs requires considerable judgment by management with respect to certain external factors including, but not limited to, technological feasibility, anticipated future gross revenues, estimated economic life and changes in software and hardware technologies. Capitalization ceases when the software is available for general release to customers at which time amortization of the costs begin. These costs are being amortized using the greater of the straight-line method or the ratio of current gross revenues from a product to the total of current and anticipated future gross revenues from the product. Generally, an original estimated useful life of four years is assigned to capitalized software development costs.

   Amortization of capitalized software costs included in operating expenses aggregated $326,775, $77,379, and $34,268 for the years ended December 31, 1994, 1993, and 1992, respectively.

   Purchased Software - Purchased software is amortized using the greater of the straight-line method over a four-year life or over a period based on current and anticipated revenues of the product.

   Other Intangible Assets - Other intangible assets are amortized using the straight-line method over four years.

   Impairment of Long-Lived Assets - Management of the Company periodically reviews the carrying value of capitalized software development, purchased software, and other intangible assets for potential impairment by comparing the carrying value of these assets with their related, expected future net cash flows. Should the sum of the related, expected future net cash flows be less than the carrying value, management would determine whether an impairment loss should be recognized. An impairment loss would be measured by the amount by which the carrying value of the asset exceeds the fair value of the asset. To date, management has determined that no impairment of these assets exists.

   Research and Development Costs - Research and development costs are charged to expense as incurred. Research and development costs expensed for the years ended December 31, 1994, 1993, and 1992 were approximately $1,415,000, $1,360,000, and $1,437,000, respectively.

   Net (Loss) Income Per Common and Common Equivalent Share - Net (loss) income per common and common equivalent share is based on the weighted average number of common and common equivalent shares outstanding during each period. Dividends earned on convertible preferred shares of $385,491 in 1992 are deducted from net income in calculating the net loss applicable to common stockholders. Common stock equivalents include the Company's

   Redeemable, Convertible Preferred Shares, Series I and Series II; common stock options and common stock warrants. In 1994 and 1992, the effect of common stock equivalents is antidilutive and, therefore, are excluded from the calculation of the weighted average number of common and common equivalent shares outstanding. In 1993, the outstanding Redeemable, Convertible Preferred Shares Series I and Series II are considered common stock equivalents. In 1993, common stock equivalents include 521,278 shares from the assumed issuance upon the exercise of dilutive common stock options and common stock warrants.

   Cash Equivalents - The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

   Reclassifications - Certain 1993 and 1992 amounts have been reclassified to conform to 1994 presentations. The reclassifications had no effect on revenues or net income as previously reported.

3. NOTES PAYABLE

   Note Payable - Bank - The Company has a line of credit with a bank, which expires on May 1, 1995. Under the line of credit agreement, the Company's borrowings are limited to the lesser of its eligible borrowing base, as defined, or $1,000,000. Borrowings under the line of credit totaled $999,429 and $749,428 as of December 31, 1994 and 1993, respectively. The eligible borrowing base exceeded $1,000,000 at December 31, 1994. The agreement provides for interest at 10% (the bank's base rate plus 1%) at December 31, 1994 and gives the bank a first security interest in virtually all assets of the Company.

   The agreement, as amended in 1994, contains various covenants which, among other matters, require consent of the bank prior to the payment of cash dividends or redemption by the Company of its capital stock, and restricts additional borrowings in excess of $300,000. Under the agreement, certain existing holders of the convertible, redeemable preferred shares, as defined, must maintain ownership of at least 51% of the outstanding capital stock of the Company. The Company is required to maintain a tangible net worth, including the carrying value of the Series I and II convertible, redeemable preferred shares, of at least $1,350,000, maintain a net worth, including the carrying value of the Series I and II convertible, redeemable preferred shares, of at least $3,600,000, maintain working capital, as defined, of at least $1,250,000, and cannot have a net loss during any calendar year or quarter of more than $100,000. The Company was in violation of certain of these covenants and, therefore, in default with the provisions of the line of credit agreement as of and during the year ended December 31, 1994. Borrowings under the line of credit may be called by the lender for repayment at any time such default exists.

   At the date of issuance of these consolidated financial statements, borrowings on the line of credit are past due as the credit agreement expired on May 1, 1995. The bank has been notified of the proposed merger (see Note
   13). Management believes, based on discussions with the lending officer, that the bank will not pursue collection as long as the merger is proceeding.

   As of December 31, 1994, the Company had outstanding borrowings of $185,675 under a line of credit with a venture capital concern which is also a holder of common and convertible, redeemable preferred shares of the Company. The borrowings bear interest at 12% and are due June 30, 1995. The borrowings are secured by certain of the Company's trade accounts and installment receivables. At December 31, 1994, the Company was in violation under the line of credit agreement due to cross-default provisions related to the Company's default under its bank line of credit agreement. In addition, subsequent to December 31, 1994, the Company defaulted on the payments due under this line of credit. Management believes, based on discussions with the lender, that the lender will not pursue collection as long as the merger is proceeding.

    Information regarding short-term borrowings for the years ended December 31, 1994, 1993, and 1992 is as follows:

                                            1994        1993       1992

Maximum amount outstanding
 during the year                         $1,185,104   $749,428   $470,000
Average amount outstanding
 during the year                          1,025,000    575,000    400,000
Weighted average interest rate
 during the year                               9.6%       7.3%       7.3%

    During 1992, the Company deposited $500,000 in a collateral account under its previous line of credit agreement. Such collateral is not required under the Company's present line of credit agreement.

4.  CONVERTIBLE, REDEEMABLE PREFERRED SHARES

    Convertible, Redeemable Preferred Shares, Series I - The Series I shares began earning dividends of $.08 per share per annum effective January 1, 1991. The dividends are payable quarterly. In lieu of cash dividends, the holders of the preferred shares agreed to receive stock dividends in Series II shares. The value of the Series II shares was determined based on the price received for Series II shares which were sold to independent investors during 1991. On March 11, 1993, at a special shareholders meeting, the Company's holders of the preferred shares voted to amend the dividend requirements such that the Series I holders were not entitled to receive dividends in any form for the period from January 1, 1993 through December 31, 1994. Also no dividends will accumulate during this period of time. On April 13, 1995, at a special shareholders meeting, the Company's holders of the preferred shares voted to amend the dividend requirements such that the Series I holders shall be entitled to receive stock dividends at the rate of 8% per annum. The stock dividends shall be payable in shares of the Company's Series II convertible, redeemable preferred stock and the valuation thereof was deemed to be $1.50 per share for purposes of determining the number of shares to be issued. The dividends accrue quarterly and are payable annually. The Series I shares have a liquidation preference of $1.00 per share. The Series I holders are entitled to voting rights equal to the number of common shares into which a Series I share is then convertible.

    The Series I shares are redeemable at the option of the Company at $1.00 per share plus any accrued and unpaid dividends at the redemption date. If the Company redeems the Series I shares, it is required to sell the holders of the Series I preferred shares warrants to purchase the number of shares of common stock into which the Series I shares were convertible at the then conversion price. On April 13, 1995, the Company's shareholders voted to amend the agreement so that on December 31, 1996 the Company is required to redeem all the Series I shares at the redemption price of $1.00 per share plus accrued unpaid dividends up to the redemption date.

    Convertible, Redeemable Preferred Shares, Series II - Each Series II share is currently convertible into one share of common stock at a conversion rate of $1.50 per share. The Company was required to accrue dividends of $.12 per share per annum on the Series II shares commencing September 1, 1992. Dividends were payable commencing September 30, 1992 and quarterly thereafter. On March 11, 1993, the Company's holders of the preferred shares voted to amend the dividend requirements such that the Series II holders are not entitled to receive dividends in any form for the period from January 1, 1993 through December 31, 1994. Also, no dividends will accumulate during this period of time. On April 13, 1995, the Company's holders of the preferred shares voted to amend the dividend requirements such that the Series II holders shall be entitled to receive stock dividends at a rate of 8% per annum. The stock dividends shall be payable in shares of the Company's Series II convertible, redeemable preferred stock and the valuation thereof was deemed to be $1.50 per share for purposes of determining the number of shares to be issued. Dividends accrue quarterly and are payable annually. The Series II shares have a liquidation preference of $1.50 per share. The Series II holders are entitled to voting rights equal to the number of common shares into which a Series II share is then convertible.

    The Series II shares are redeemable at the option of the Company at $1.50 per share plus any accrued and unpaid dividends at the redemption date. If the Company redeems the Series II shares, it is required to sell the Series II holders warrants to purchase the number of shares of common stock into which the Series II shares were convertible at the then conversion price. On December 31, 1996, the Company is required to redeem all the Series II shares at the redemption price of $1.50 per share plus accrued unpaid dividends up to the redemption date.

    During 1992, 311,172 Series II shares were issued as a stock dividend on preferred Series I and II shares, including dividends earned in 1991 which were declared and paid in 1992 of 54,178 Series II shares.

    Under the terms of both the Series I and Series II stock purchase agreements, dividends on common shares are restricted. In addition, the Company is subject to various restrictive covenants including, but not limited to, maintaining a current ratio of at least 1.0 and net worth, as defined which includes the carrying value of the preferred shares, of at least $1,500,000. As of December 31, 1994 the Company was not in compliance with certain of these restrictive covenants and therefore in default under terms of the Series I and Series II stock purchase agreements. The Company has obtained a waiver of the covenant violations from the Series I and Series II shareholders.

    Aggregate Redemption Requirements - The aggregate annual redemption requirements for the redeemable, convertible preferred shares, Series I and Series II, outstanding as of December 31, 1994, are as follows:

 Year ending December 31:
    1996                                                          $ 6,479,663
                                                                  -----------

5.   STOCKHOLDERS' EQUITY

     Common Stock Options - The Company has stock option plans for directors, officers, and key employees. In 1992, the Company established the 1992 stock option plan for which options may be granted for the purchase of up to 600,000 shares of common stock. The Company's president has the authority to grant options for the purchase of 100,000 shares of common stock under this plan. The Company also established a 1990 stock option plan for which options may be granted for the purchase of up to 400,000 shares of common stock. Under the Company's 1986 stock option plan, options may be granted for the purchase of up to 750,000 shares of common stock. Under the plans, options for the purchase of the shares of common stock must be granted at an exercise price that is at least equal to the fair market value of the common stock at the date of grant. Options are generally exercisable up to 25% per year, commencing one year from the date of grant. The following summarizes stock option activity:

                                        Number       Price       Aggregate
                                          of          per        Exercise
                                        Shares       Share         Price
     Balance at December 31, 1991     1,145,560   $ .50-1.15    $1,113,060

       Options granted                  303,500         1.00       303,500
       Options exercised                 (6,076)        1.00        (6,076)
       Options canceled                (302,650)    .50-1.00      (293,450)
                                      ---------                 ----------

     Balance at December 31, 1992     1,140,334     .50-1.15     1,117,034

       Options granted                  200,400    1.00-1.50       262,099
       Options exercised                 (6,774)   1.00-1.50        (7,473)
       Options canceled                (175,725)    .50-1.00      (175,725)
                                      ---------                 ----------

     Balance at December 31, 1993     1,158,235     .50-1.50     1,195,935

       Options granted                  409,500     .50-1.50       483,250
       Options exercised                 (2,700)   1.00-1.50        (2,700)
       Options canceled                (274,800)    .50-1.50      (264,450)
                                      ---------                 ----------

     Balance at December 31, 1994     1,290,235   $ .50-1.50    $1,412,035
                                     =========                  ==========

     At December 31, 1994, options to purchase 790,885 shares of common stock were exercisable at $1.00 per share, options to purchase 61,600 shares of common stock were exercisable at $.50 per share, options to purchase 50,000 shares of common stock were exercisable at $1.15 per share, and options to purchase 157,450 shares of common stock were exercisable at $1.50 per share.

     Stock Warrants - At December 31, 1994, warrants to purchase 536,875 shares of the Company's common stock at prices of $1.00 to $1.50 per share were outstanding. These warrants expire as follows:

         Warrants for
          Shares of
         Common Stock        Exercise Price      Expiration Date
           500,000               $1.00                1995
            11,875                1.00                1995
            25,000                1.50                1997

     The Company has granted warrants to purchase 500,000 shares of common stock at $1.00 per share to certain officers of the Company. In addition, the Company has agreed to pay cash compensation to certain officers of the Company. The warrants are exercisable and the cash compensation is payable only if the Company is sold or the Company is involved in a business combination which results in a distribution of cash or publicly traded securities to the Company's stockholders. The Board of Directors of the Company has adopted a resolution to review this management compensation plan as of December 31, 1995 to determine if the plan will be modified, terminated, or continued. The cash compensation is based on the valuation of the Company as determined in such transaction. Compensation expense, in the amount of the cash compensation and the difference between the then fair value of the common stock issuable upon the exercise of the warrants and the aggregate warrant exercise price will be recorded if, and when, a transaction, as defined, occurs.

     Stock Subscription Receivable - The Company has notes receivable from a former officer of the Company in connection with the sale of 5,000 shares of Series I preferred stock and 83,308 shares of common stock. The notes receivable currently bear interest at 7.22% and are due April 15, 1995.

6.   FOREIGN OPERATIONS

     The Company licenses its products in foreign countries through independent agents and its own sales office in Amsterdam. Revenues are recorded at the gross license fee on acceptance of the software product with the related agent's commission charged to expense. Gross revenues, including maintenance revenue, and related commission expense were $2,249,981 and $1,213,225, respectively, for 1994; $2,742,095 and $1,371,524, respectively, for 1993; and $2,619,038 and $1,499,860, respectively, for 1992. At December 31, 1994 and 1993, the total of accounts receivable and installment receivables from foreign customers are $1,189,449 and $1,693,490, respectively.

     The Company recognizes foreign exchange gains and losses for transactions denominated in a foreign currency. Foreign exchange gains (losses) amounted to $25,000, $(60,000) and $65,789 for the years ended December 31, 1994,
     1993, and 1992, respectively.

7.   OPERATING LEASES

     The Company is obligated under noncancelable operating leases for rental of its office space and certain equipment. Total rental expense for all operating leases aggregated $487,051,

     $586,259, and $412,713 for the years ended December 31, 1994, 1993 and 1992, respectively. Required minimum lease payments for operating leases with noncancelable terms in excess of one year, including the Company's share of estimated operating costs over the office lease period, are as follows:

     Years ending December 31:
       1995                                       $287,640
       1996                                        206,264
       1997                                        130,741
       1998                                         18,345
                                                  --------
       Total minimum lease payments required      $642,990
                                                  ========

8.   INCOME TAXES

     Effective January 1, 1993, the Company adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 109, Accounting for Income Taxes. Prior to the adoption of SFAS No. 109, the Company followed the provisions of SFAS No. 96. The effect of adopting SFAS No. 109 had no cumulative impact at January 1, 1993 and no impact on the results of operations for the years ended December 31, 1994 and 1993.

     The Company has a tax net operating loss carryforward of approximately $3,900,000 as of December 31, 1994. If not used, this carryforward will begin to expire in 2000. Under the Tax Reform Act of 1986, certain changes in ownership resulting from the sale or issuance of stock may limit the amount of net operating loss carryforwards which can be utilized on an annual basis.

     The 1993 and 1992 income tax expense, which consists primarily of federal income taxes, has been offset by the benefit of the utilization of income tax net operating loss carryforwards. The Company has not recorded a tax benefit in 1994 as no loss carrybacks exist and due to the uncertainty of future taxable income.

     Deferred tax assets and liabilities represent the tax impact of temporary differences between the basis of assets and liabilities for financial reporting purposes and income tax purposes.

     Deferred taxes as of December 31, 1994 and 1993 consist of the following:

                                                                   1994                1993
     Current deferred tax assets -
       Allowance for doubtful accounts and other accruals       $   52,000          $ 100,000
     Long-term deferred tax assets and liabilities:
       Software development costs and other                       (951,000)          (357,000)
       Tax net operating loss carryforward                       1,423,000            762,000
     Valuation allowance                                          (524,000)          (505,000)
                                                                ----------          ---------
         Net deferred tax asset (liability)                     $       --          $      --
                                                                ==========          =========

     The Company has recorded a valuation allowance to reduce the recorded net long-term deferred tax asset to the amount of deferred tax benefit expected to be realized.

9.   ACQUISITION

     Effective December 31, 1992, the Company acquired software technology, fixed assets, certain accounts receivable and deferred maintenance obligations from Phaser Systems, Inc. in exchange for 100,000 shares of BlueLine common stock valued at $1.50 per share. The value of the stock was determined by the Board of Directors based on their estimate of current value. In addition to the 100,000 common shares, the Company was required to issue Phaser Systems, Inc. 1.25% of the currently outstanding stock, warrants and options for each $1,000,000 in revenue generated by the products in excess of $5,000,000 for the 24-month period commencing as of the general availability date of the software technology as established in the purchase agreement. As of December 31, 1994, no revenues had been generated by the products. The Company anticipates revenue may be generated by the products in 1995. The acquisition has been accounted for as a purchase and, accordingly, the acquired assets have been recorded at their estimated fair values at the date of acquisition. The excess of the purchase price and related costs over the net assets acquired of $165,363 was recorded as purchased software and will be amortized over four years once the software is available for general release.

10.  PURCHASE AND SALE OF SOFTWARE PRODUCTS

     In September 1993, the Company sold a software product for $500,000 which is to be paid in monthly installments through September 1996. The related amounts receivable reflected in the financial statements at December 31, 1994 have been discounted at an effective interest rate of 8.3%.

     In September and October of 1992, the Company sold five of its software products to a related party. The Company believes this is an arms-length transaction as the sales price and terms of this transaction are substantially the same as a transaction completed in 1990 with an independent third party. The sales agreement provides that the purchaser pay royalties to the Company in the following amounts:

     . 100% of the gross revenues received during the period commencing on the date of closing through November 30, 1992;

     . 60% of the gross revenues received from the programs during the 10 and 11 month periods prior to the first anniversary dates following closing;

     . 40% of the gross revenues received from the programs during the 12 month period prior to the second anniversary date following closing;

     . 10% of the gross revenues received from the programs during the 12 month period prior to the third anniversary date following closing.

     The Company recognizes these contingent royalty payments as new products are sold and maintenance contracts renewed. The amount of royalty income recognized from this agreement during the years ended December 31, 1994 and 1993 was approximately $65,000 and $120,000, respectively. The amount of royalty income recognized from this agreement during the year ended December 31, 1992 was insignificant.

     In October 1990, the Company sold three of its software products. The Company received royalties of $25,349, and $87,948 during the years ended December 31, 1993 and 1992, respectively, in connection with this agreement. Royalties received for these products during the year ended December 31, 1994 were insignificant.

     In May 1991, the Company acquired a software product for $467,317. The purchase was paid $167,317 in cash and an agreement to pay $300,000 over two years. As of December 31, 1994, this balance has been paid. These payments are being applied against royalties equal to 15% of product revenues, as defined, until such time as the Company recovers the amounts paid. The Company then will pay an 8% royalty of all product revenues until the contract expires on May 1, 1996. As of December 31, 1994, no additional royalty amounts were due or recorded.

11.  EMPLOYEE 401(k) PLAN

     The Company has adopted a 401(k) plan which covers substantially all domestic employees meeting the minimum eligibility requirement which consists of working at least 1,000 hours per year. Employer contributions are at the discretion of the Board of Directors, and the Company made no contributions to the plan for the years ended December 31, 1994, 1993, and 1992, respectively.

 12. SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION AND NONCASH INVESTING AND FINANCING ACTIVITIES

     The Company paid $96,200, $37,440, and $32,966 of interest for the years ended December 31, 1994, 1993, and 1992. No income taxes were paid for the years ended December 31, 1994, 1993, and 1992.

     Investing and financing activities not affecting cash during the year ended December 31, 1993 were:

     . The Company sold a software product for $500,000, of which $406,000 of principal and related interest receivable were recorded in accounts receivable and installment receivables at December 31, 1993.

     Investing and financing activities not affecting cash during the year ended December 31, 1992 were:

     . The Company issued a stock dividend on outstanding Convertible, Redeemable Preferred Shares, Series I and Series II of 311,172 shares of Convertible, Redeemable Preferred Shares, Series II.

     In connection with the acquisition of Phaser Systems, Inc. in December 1992, assets acquired, liabilities assumed, and consideration paid were as follows:

     Assets acquired:
       Purchased software                     $165,363
       Fixed assets                             24,375
       Accounts receivable                       5,625
                                              --------
                                               195,363
     Liabilities assumed                        27,813
                                              --------
                                              $167,550
                                              ========

     Consideration:
       Common stock                           $150,000
       Acquisition costs                        17,550
                                              --------
                                              $167,550
                                              ========

13.  SUBSEQUENT EVENTS

     Additional borrowing - During June 1995, the Company borrowed $75,000 under a promissory note payable to a holder of preferred shares of the Company. Borrowings under the note bear interest at 10%, are due on demand, and are collateralized by all assets of the Company. Repayment of the note payable is subordinate to borrowings under the bank line of credit and other debt outstanding at December 31, 1994 (Note 3).

     Merger - On June 22, 1995, the Board of Directors approved an agreement to merge the Company with an independent third party. Under the terms of the agreement, upon approval by the holders of the Company's common and preferred shares, the Company will become a subsidiary of the third party. After settlement of outstanding options and warrants to purchase shares of the Company's common stock and certain change of control obligations, holders of the Company's common and preferred stock would receive approximately $1.23 per share. The consideration will consist of $.45 per share of cash at closing, $.11 per share of cash held in escrow for indemnification of the acquiror, and $.67 per share in the form of the acquiror's common stock.

                   PRO FORMA CONDENSED FINANCIAL INFORMATION
                                  (UNAUDITED)

     The following unaudited pro forma condensed financial information presents the estimated effects of the Merger between Apertus and BlueLine as a purchase for accounting purposes. The pro forma information assumes that the Merger had occurred as of the beginning of the respective periods presented in the Pro Forma Condensed Statements of Operations. In the case of the April 2, 1995 Pro Forma Condensed Balance Sheet, the Merger is reflected on a pro forma basis as if it occurred on April 2, 1995. The information presented in the following pro forma financial statements reflects the financial statements of Apertus and BlueLine as of and for the periods ended April 2, 1995 and December 31, 1994, respectively.

     The following pro forma financial data is not necessarily indicative of the results of the future operations of the merged entity or the actual results that would have been achieved had the Merger been consummated prior to the periods presented. In the opinion of ApertusOs management, all adjustments necessary to present fairly such pro forma financial statements have been in the terms and structure of the transactions.

                                       PRO FORMA CONDENSED BALANCE SHEET AS OF APRIL 2, 1995
                                                          (IN THOUSANDS)
                                                            (UNAUDITED)


                                                  Apertus      BlueLine      Pro Forma
                                                Historical    Historical    Adjustments      Pro Forma
                                                ----------    ----------    -----------      ---------
ASSETS
  Current Assets:
    Cash and cash equivalents.................  $ 13,140      $    29       $(4,375)(2)      $  8,794
    Cash in escrow--current portion............      106           --            --               106
    Marketable securities.....................     6,310           --            --             6,310
    Accounts receivable--net...................   14,067        1,640            --            15,707
    Inventories...............................     3,126           --            --             3,126
    Current portion of installment
       receivables............................       150        1,468            --             1,618
    Other.....................................       453           76            --               529
                                                --------      -------       -------          --------
      Total Current Assets....................    37,352        3,213        (4,375)           36,190
  Property and Equipment--net..................    3,709          154            --             3,863
  Other Assets:
    Cash in escrow--net of
      current portion.........................       757           --            --               757
    Note receivable...........................     8,700           --            --             8,700
    Capitalized software......................     3,917        2,478        (1,500)(3)         4,895
    Installment receivables--
      net of current portion..................        49        1,227            --             1,276
    Other.....................................       842          197         1,000(4)          1,847
                                                                               (192)(3)
                                                --------      -------       -------          --------
      Total Other Assets......................    14,265        3,902          (692)           17,475
                                                --------      -------       -------          --------
  Total Assets................................  $ 55,326      $ 7,269       $(5,067)         $ 57,528
                                                ========      =======       =======          ========

LIABILITIES AND SHAREHOLDERS' EQUITY
  Current Liabilities:
    Checks written in excess of book
      balances................................  $     --      $    37       $    --          $     37
    Accounts payable..........................     2,932          103            --             3,035
    Accrued expenses..........................     6,437          810            --             7,247
    Notes payable.............................        --        1,185            --             1,185
    Deferred revenue..........................     3,863        1,542            --             5,405
    Other.....................................       151           --            --               151
                                                --------      -------       -------          --------
      Total Current Liabilities...............    13,383        3,677            --            17,060
  Long-term debt--net of
    current portion...........................     8,976           --            --             8,976
  Convertible, Redeemable Preferred Shares:
    Series I..................................        --        4,064        (4,064)(5)            --
    Series II.................................        --        2,416        (2,416)(5)            --
                                                --------      -------       -------          --------
      Total Convertible, Redeemable
      Preferred Shares........................        --        6,480        (6,480)               --
  Shareholders' Equity (Deficit):
    Common stock..............................  $    676      $     7       $    (7)(5)      $    701
                                                                                 25(2)
    Additional paid-in capital................    53,231          194          (194)(2)        57,581
                                                                              4,350(2)
    Accumulated deficit.......................   (20,747)      (3,056)        3,056(2)        (26,597)
                                                                             (5,850)(5)
    Unearned compensation.....................      (193)          --            --              (193)
    Notes receivable for purchase of
      common and preferred stock..............        --          (33)           33(2)             --
                                                --------      -------       -------          --------
      Total Shareholders' Equity
      (Deficit)...............................    32,967       (2,888)        1,413            31,492
                                                --------      -------       -------          --------
  Total Liabilities and Shareholders'
    Equity....................................  $ 55,326      $ 7,269       $(5,067)         $ 57,528
                                                ========      =======       =======          ========

                            See accompanying notes

                  PRO FORMA CONDENSED STATEMENT OF OPERATIONS
                       FOR THE YEAR ENDED APRIL 2, 1995
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

                                           Apertus     BlueLine     Pro Forma
                                          Historical   Historical   Adjustments   Pro Forma
                                          ----------   ----------   -----------   ---------
REVENUES:
 Sales..................................   $45,713       $3,558        $  --       $49,271
 Rentals and services...................     8,913        3,320           --        12,233
                                           -------       ------        -----       -------
   Total Revenues.......................    54,626        6,878           --        61,504

Operating Expenses:
 Cost of sales..........................    12,794          328          100  (3)   13,222
 Cost of rentals and services...........     3,474           --           --         3,474
 Research, development and engineering..    10,674        1,912           --        12,586
 Selling, general and administrative....    18,407        4,756         (100) (4)   23,063
                                           -------       ------        -----       -------
    Total Operating Expenses............    45,349        6,996           --        52,345
                                           -------       ------        -----       -------
Income (Loss) From Operations...........     9,277         (118)          --         9,159

Other Income (Expense)..................       712          (98)          --           614
                                           -------       ------        -----       -------
Income (Loss) Before
 Income Taxes...........................     9,989         (216)          --         9,773

 Provision for Income Taxes.............      (150)          --           --          (150)
                                           -------       ------        -----       -------
Net Income (Loss).......................   $ 9,839       $ (216)       $  --       $ 9,623
                                           =======       ======        =====       =======
Net Income Per Common and
 Common Equivalent Share................   $   .69                                 $   .65
                                           =======                                 =======
Weighted Average Number of Common
 and Common Equivalent Shares
 Outstanding............................    14,266                                  14,771
                                           =======                                 =======

                            See accompanying notes

              NOTES TO PRO FORMA CONDENSED FINANCIAL INFORMATION
                                  (UNAUDITED)



1. Certain amounts in the BlueLine historical financial information have been reclassified to conform with Apertus's financial statement presentation.

2. To reflect the aggregate merger consideration of $8,750,000 consisting of $4,375,000 cash and 505,051 shares of Apertus Common Stock valued at $8.6625 per share, which results in the elimination of convertible redeemable preferred shares and the shareholders' equity of BlueLine.

3. To reflect the writedown to estimated fair value of capitalized software and purchased software and the related amortization.

4. To reflect the preliminary estimate of goodwill and the related amortization calculated over a 10-year life on a straight-line basis.

5. As a result of this transaction, Apertus is anticipating the purchase and subsequent writedown of $5,850,000 associated with purchased research and development. This writedown is reflected in shareholders' equity as of April 2, 1995. Apertus anticipates reflecting this transaction as a charge of earnings in its first quarter ending July 2, 1995.

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.


Date:   July 17, 1995           APERTUS TECHNOLOGIES INCORPORATED


                                            /s/ Sue A. Hogue
                                ------------------------------------------
                                Sue A. Hogue
                                Vice President and Chief Financial Officer

                               INDEX TO EXHIBITS


Exhibit
Number    Item                                                             Page
- -------   ----                                                             ----
  2       Acquisition Agreement dated June 26, 1995, among          Electronically Filed
          Apertus Technologies Incorporated, BlueLine
          Acquisition Co. and BlueLine Software, Inc.,
          including exhibits

 23.2    Consent of Deloitte & Touche LLP                           Electronically Filed
